Exhibit 5.1

SILICON VALLEY OFFICE  ●  1755 EMBARCADERO ROAD  ●  PALO ALTO, CALIFORNIA 94303

TELEPHONE: +1.650.739.3939  ●  FACSIMILE: +1.650.739.3900

May 21, 2021

Synopsys, Inc.

690 East Middlefield Road

Mountain View, California 94043

Re:	Registration Statement on Form S-8 Filed by Synopsys, Inc.

Ladies and Gentlemen:

We have acted as counsel for Synopsys, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 4,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Company’s 2006 Employee Equity Incentive Plan, as amended (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

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Synopsys, Inc.

May 21, 2021

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day